NEUBERGER BERMAN ALTERNATIVE FUNDS
INSTITUTIONAL CLASS
 ADMINISTRATION AGREEMENT

SCHEDULE A

The Institutional Class of the Series of Neuberger Berman Alternative Funds currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Hedged Option Premium Strategy Fund
Neuberger Berman Long Short Credit Fund
Neuberger Berman Long Short Fund
Neuberger Berman Long Short Multi-Manager Fund
Neuberger Berman Multi-Asset Income Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund
Neuberger Berman U.S. Equity Index PutWrite Strategy Fund

  Date: April 4, 2017